EXHIBIT 11

        STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

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

                                          Year Ended December 31,
                                _____________________________________________
                                 1997              1996                1995
                                  (in thousands, except per share data)
Average shares outstanding       8,722             8,658               8,660

Net effect of dilutive stock
 options, based on the treasury
 stock method
                                     3                25                  39
                               _______           _______             _______

  Total shares used in
    computation                  8,725             8,683               8,699
                               =======           =======             =======

Net income                     $19,387           $16,498             $14,799
                               =======           =======             =======

Net income per share          $   2.22           $  1.90             $  1.70
                              ========           =======             =======

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